UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

May 4, 2006

Date of Report (Date of earliest event reported)

ADVANCED MICRO DEVICES, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-07882	94-1692300
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

One AMD Place

P.O. Box 3453

Sunnyvale, California 94088-3453

(Address of principal executive offices) (Zip Code)

(408) 749-4000

(Registrant’s telephone number, including area code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into Material Agreement.

On May 4, 2006, Advanced Micro Devices, Inc. (the “Company”) granted restricted stock units pursuant to the Company’s 2004 Equity Incentive Plan to its executive officers named below (the “Executives”) in the numbers set forth in the table below. Restricted stock units are awards that obligate the Company to issue a specific number of shares of common stock in the future if the vesting terms and conditions are satisfied. The restricted stock units vest 25 percent on May 22, 2007 and then 6.25 percent every three months for the following 12 quarters.

Executive	Number of Restricted Stock Units
Hector de J. Ruiz	20,000
Derrick Meyer	12,500
William T. Edwards	2,500
Thomas M. McCoy	6,000
Henri Richard	12,500
Robert J. Rivet	7,500
Harry A. Wolin	3,500

On May 4, 2006, the Company increased the base salary of certain of the Executives as set forth in the following table.

Executives	Prior Base Salary	New Base Salary
Hector de J. Ruiz	$950,019	$1,100,000
Thomas M. McCoy	$502,000	$520,000
Henri Richard	$501,000	$575,000
Robert J. Rivet	$545,000	$575,000
Harry A. Wolin	$400,000	$420,000

On May 5, 2006, the Company’s stockholders approved an amendment to the Company’s 2004 Equity Incentive Plan (the “2004 Plan”) to increase the number of authorized shares of the Company’s common stock available for issuance under the 2004 Plan by 25 million shares; to eliminate nonstatutory stock options that may be granted at 85 percent of fair market value on the date of grant; to permit the total number of shares available for grant under the 2004 Plan to be granted as full value awards; to change the definition of “Affiliate” to entities in which the Company owns a least a majority voting, equity or profits interest; and to remove provisions regarding outside director awards such that outside directors awards may be granted pursuant to a director compensation policy approved by the Company’s board of directors.

On May 5, 2006, the Company’s stockholders also approved an amendment to the Company’s 2000 Employee Stock Purchase Plan (the “ESPP”) to increase the number of authorized shares of the Company’s common stock available for issuance under the ESPP by 3 million shares.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ADVANCED MICRO DEVICES, INC.

Date: May 9, 2006	By:	/s/ Hollis M. O’Brien
	Name:	Hollis M. O’Brien
	Title:	Corporate Vice President,
Secretary and Chief Governance Officer